POTOMAC FUNDS

                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

         The Potomac Funds (the "Trust") hereby adopt this Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act").

A.       CLASSES OFFERED

         Each series of the Trust (each, a "Fund") offers three classes of shares pursuant to this Multiple Class Plan. The classes are described below and require an initial investment of $10,000, except for certain retirement accounts and investment plans for which lower limits may apply.

         1. INVESTOR CLASS. Investor Class shares are offered for purchase to investors directly from each series of the Trust (each, a "Fund"). Investor Class shares will be sold without any sales charges, but will be subject to a Rule 12b-1 fee at an annual rate of up to 1.00% of its average daily net assets attributable to Investor Class shares, 0.75% of which represents an asset-based sales charge and 0.25% of which represents a service fee. These are the same fees as are provided for in the existing Distribution Plan. The existing Distribution Plan will become the Investor Class Distribution Plan.

         2. ADVISOR CLASS. Advisor Class shares will be sold only through investment advisers, banks, trust companies or other authorized representatives who have entered into an agreement with the Trust. There will be no initial sales charge or contingent deferred sales charge ("CDSC") on Advisor Class purchases. Advisor Class shares generally will pay Rule 12b-1 fees at the annual rate of up to 1.00% of a Fund's average daily net assets attributable to Advisor Class shares, 0.75% of which represents an asset-based sales charge and 0.25% of which represents a service fee.

         3. BROKER CLASS. Broker Class shares will be sold through brokers and dealers. Broker Class shares are subject to a CDSC that declines in steps from 5.0% to zero during a six-year period. The CDSC applied to redemptions within the first six years will be the lower of (1) the net asset value of the shares at the time of purchase or (2) the net asset value of the shares at the time of redemption. While there will be no front-end sales charge on Broker Class purchases, Broker Class shares will likely bear a higher Rule 12b-1 fee than Investor Class shares. Broker Class shares generally will pay a Rule 12b-1 fee at the annual rate of up to 1.00% of its average daily net assets attributable to Broker Class shares, 0.75% of which represents an asset-based sales charge and 0.25% of which represents a service fee. Eight years after purchase, Broker Class shares will convert automatically to Advisor Class shares at relative net asset value.

B.       EXPENSE ALLOCATIONS OF EACH CLASS

         Certain expenses may be attributable to a particular class of shares of a Fund ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular class and, thus are borne on a pro rata basis by the outstanding shares of that class.


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         Each class may pay a different  amount of the following other expenses:
(1) distribution and service fees, (2) transfer agent fees identified as being attributable to a specific class, (3) stationery, printing, postage, and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a class, (4) Blue Sky registration fees incurred by a specific class of shares, (5) Securities and Exchange Commission registration fees incurred by a specific class of shares, (6) expenses of administrative personnel and services required to support the shareholders of a specific class, (7) trustees' fees or expenses incurred as a result of issues relating to a specific class of shares,
(8) accounting expenses relating solely to a specific class of shares, (9) auditors' fees, litigation expenses, and legal fees and expenses relating to a specific class of shares, and (10) expenses incurred in connection with shareholders meetings as a result of issues relating to a specific class of shares.

C.       ADDITIONAL INFORMATION

         This Multiple Class Plan is qualified by and subject to the terms of the then current prospectus for the applicable classes; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the classes contained in this Plan. The Trust's prospectus contains additional information about the Investor Class, Advisor Class and Broker Class shares and the Trust's multiple class structure.

Dated:   November __, 1999